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                                                                                                     Exhibit 12.1


                                                TRAVELERS GROUP INC. and SUBSIDIARIES
                                              (in million of dollars, except for ratio)



                                             SIX MONTHS
                                             ENDED
                                             JUNE 30,                        YEAR ENDED DECEMBER 31,
                                             ----------  --------------------------------------------------------
                                                1996        1995        1994       1993       1992        1991
                                             ----------  ----------   ---------  ---------  --------    ---------
Pre tax income from continuing operations     $1,413.0   $2,521.0    $1,874.0   $1,523.0   $1,188.0        $791.0

Undistributed earnings of equity investee                                         (116.0)     (26.0)         (5.0)

Pre tax minority interest                                                          (32.0)

Fixed charges:

   Interest                                    1,060.0     1,956.0     1,284.0      707.0      674.0        876.0

   Interest portion of rentals                    53.0       104.0       134.0       61.0       38.0         46.0
                                              --------    --------   ---------   --------   --------     --------
Total fixed charges                            1,113.0     2,060.0     1,418.0      768.0      712.0        922.0
                                              --------    --------   ---------   --------   --------     --------
Earnings available for fixed charges          $2,526.0    $4,581.0    $3,292.0   $2,143.0   $1,874.0     $1,708.0
                                              --------    --------   ---------   --------   --------     --------
Total preferred dividend requirement             $46.6       $84.0       $82.9      $27.2      $10.3         $0.0

Effective tax rate                                25.5%       35.4%       38.3%      36.1%      36.4%        36.3%

Total preferred dividend grossed up              $62.9      $130.1      $134.3      $42.6      $16.2         $0.0

Total fixed charges and preferred dividends   $1,175.9    $2,190.1    $1,552.3     $810.6     $728.2       $922.0
                                              --------    --------    --------   --------   --------     --------

Ratio of earnings to combined fixed charges
   and preferred stock dividends                  2.15        2.09        2.12       2.64       2.57         1.85
                                              --------    --------    --------   --------   --------      -------
                                              --------    --------    --------   --------   --------      -------


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